Registration Nos. 33-50049, 33-50049-01, 33-19226
     and 33-19226-01

     Filing under Rule 424(b)(3)

PRICING SUPPLEMENT NO. 27 DATED DECEMBER 5, 1995
(To Prospectus dated October 3, 1995, as supplemented by Prospectus Supplements dated October 13, 1995 and November 1, 1995)


                        U S WEST CAPITAL FUNDING, INC.

                              MEDIUM-TERM NOTES

                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                 UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                 PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                                U S WEST, INC.
                             ____________________





Aggregate Principal Amount:  $      10,000,000

Settlement Date:             December 8, 1995

Maturity:                    December 8, 2005

Coupon:                                   6.39%



PURCHASE AS PRINCIPAL

     This Pricing Supplement relates to $10,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") for resale to investors at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch. The net proceeds payable by Merrill Lynch to U S WEST Capital Funding, Inc. ("Capital Funding") will be 99.375% of the aggregate principal amount of the Notes, or $9,937,500, before deduction of expenses payable by Capital Funding. In connection with the sale of the Notes, Merrill Lynch may be deemed to have received compensation in the form of underwriting discounts in the amount of 0.625% of the aggregate principal amount of the Notes, or $62,500.